UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                             THE TOPPS COMPANY, INC.
                                (Name of Issuer)
                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)
                                    89078610

                                 (CUSIP Number)
                                December 31, 2004

                      (Date of Event which Requires Filing
                               of this Statement)


          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                               [X ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.     89078610              13G

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Arthur T. Shorin

--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) ___
           (b) ___
--------------------------------------------------------------------------------
        3  SEC USE ONLY

--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

            United  States

-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                              2,865,489

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY               -0-
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                   2,865,489
       WITH
                     ------ ----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                 -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,865,489
---------- ---------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /__/

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    6.99%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

              INDIVIDUAL
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)       Name of Issuer:

                The Topps Company, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                One Whitehall Street
                New York,  New York  10004

Items 2(a)
and 2(b)        Name of Person Filing; Address of Principal Business Office:

                This statement is filed by Arthur T. Shorin ("Shorin"). The business address of Shorin is One Whitehall Street, New York, New York 10004.

Item 2(c)       Citizenship:

                   United States

Item 2(d)       Title of Class of Securities:

                Common Stock, par value $0.01 per share (the "Common Stock")

Item 2(e)       CUSIP Number:

                  89078610


Item 3 If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is filing as a:

                     Not Applicable


Item 4.         Ownership:

               (a) Amount beneficially owned: 2,865,489 shares of Common Stock, as of December 31,2004.

               (b)  Percent of Class: 6.99 %

               (c)  (i) Sole power to vote or direct the vote: 2,865,489

                    (ii) Shared power to vote or direct the vote: -0-

                    (iii)Sole power to dispose of or direct the disposition of:
                         2,865,489

                    (iv) Shared power to dispose of or direct the disposition
                         of: -0-

Item 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ___ Not Applicable


Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                   Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

                   Not Applicable


Item 8         Identification and Classification of Members of the Group:

                   Not Applicable


Item 9         Notice of Dissolution of Group:

                   Not Applicable


Item 10        Certification:

                   Not Applicable

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2005




By:     /s/ Arthur T. Shorin
        ----------------------
Name:   Arthur T. Shorin




                                 EXHIBIT INDEX

                                      None


End of Filing